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                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE

LAMSON & SESSIONS ENGAGES FINANCIAL ADVISORS TO EXPLORE STRATEGIC ALTERNATIVES; REAFFIRMS EARNINGS OUTLOOK


         CLEVELAND, Ohio, October 5, 2004 - Lamson & Sessions (NYSE:LMS) announced today that the Company has retained Brown, Gibbons, Lang & Company as its financial advisor to explore strategic alternatives to enhance shareholder value, which may include the possible sale of the Company. No assurance can be given that any transaction will be pursued or, if a transaction is pursued, that it will be consummated.
         "The Company continues to improve net sales and operating profitability," said John B. Schulze, Chairman, President and Chief Executive Officer. "Our three business segments all have leading positions in their respective markets and possess significant growth opportunities. Brown, Gibbons, Lang & Company will assist management and the Board in evaluating strategic alternatives that maximize the value of the Company. Those alternatives could include, but are not limited to, the sale of a portion or all of the Company."
         The Company reported net sales of $344 million and net income of $3.7 million, or 27 cents per diluted share, in 2003. For 2004, Lamson has provided guidance that net sales will grow to a range of $375 million to $385 million, an increase of 10 to 12 percent. In addition, the Company currently projects its net income in 2004 will increase to a range of $5.9 million to $6.6 million, or 43 cents to 48 cents per diluted share, an increase of 59 percent to 78 percent.
         The Company's secured credit agreement matures in August 2005 and, in light of the Board's decision, the Company will defer its refinancing efforts until Brown, Gibbons, Lang & Company conclude their engagement. As a result, most of the Company's long-term debt will be reclassified to current when the Company reports its third quarter earnings performance. The Company does not anticipate any difficulty in obtaining a new secured agreement when appropriate due to its improving operating performance and the greatly reduced debt level that it will have by the end of 2004.
         Brown, Gibbons, Lang & Company is a NASD-registered investment banking firm with offices in Cleveland, Ohio and Chicago, Illinois focused on providing advisory, private placement and restructuring services to middle-market companies.

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         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (iv) the continued availability and reasonable terms of bank financing (v) the outcome and effects of the Company's exploration of strategic alternatives and (vi) any adverse change in the recovery trend of the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557


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